Exhibit 99.1

Press Release

UnitedAuto Group, Inc. 2555 Telegraph Road Bloomfield Hills, MI 48302-0954

Contact:	Jim Davidson	Tony Pordon
	Executive Vice President — Finance	Vice President — Investor Relations
	201-325-3303	248-648-2540
	jdavidson@unitedauto.com	tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO COMPLETES $119 MILLION PRIVATE PLACEMENT

BLOOMFIELD HILLS, MI, March 26, 2004 — UnitedAuto Group, Inc. (NYSE:UAG), a FORTUNE 500 automotive specialty retailer, today announced it has completed the issuance and sale of 4.05 million shares of its common stock to Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc. for approximately $119.4 million.

Commenting on the private placement transaction with Mitsui, UnitedAuto Chairman Roger Penske said, “We are pleased to complete this sale of shares to Mitsui and welcome their continued support as one of our largest shareholders. The capital provided by this transaction strengthens our balance sheet by reducing our leverage, and provides funds which may be available for future acquisitions and selected capital investments.”

About UnitedAuto
UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 136 franchises in the United States and 83 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s potential use of proceeds from its issuance of common stock. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission, and which are incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein. The securities sold to Mitsui have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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